Exhibit 3.1

CERTIFICATE OF DESIGNATION

of the

PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS

of the

SERIES A SUPER VOTING PREFERRED STOCK

of

ALTERNUS CLEAN ENERGY, INC.

Alternus Clean Energy, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Articles of Incorporation, on February 14, 2025, the Board duly adopted the following resolution providing for the authorization of one (1) share of the Corporation’s Series A Super Voting Preferred Stock (the “Series A Super Voting Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation’s Articles of Incorporation, the Board hereby establishes from the Corporation’s authorized class of preferred stock a new series to be known as “Series A Super Voting Preferred Stock,” consisting of One (1) share, and hereby determines the designation, preferences, rights, qualifications, limitations and privileges of the Series A Super Voting Preferred Stock of the Corporation to be as follows:

1. Designation and Amount; Designated Holder.  Of the One Million (1,000,000) shares of the Company’s authorized Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), One (1) share is designated as “Series A Super Voting Preferred Stock,” with the rights and preferences set forth below. Only one person or entity is entitled to be designated as the owner of all of the Series A Super Voting Preferred Stock (the “Holder”), in whose name the initial certificates representing the Series A Super Voting Preferred Stock shall be issued. Any transfer of the Series A Super Voting Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series A Super Voting Preferred Stock, or any portion thereof, to any affiliate of Holder or nominee of Holder, without the approval of the Corporation.

2. Rank.  The Series A Super Voting Preferred Stock shall rank: (i) junior to all of the Common Stock, par value $0.0001 per share, of the Corporation (“Common Stock”); (ii) junior to all other classes or series of capital stock of the Corporation currently outstanding (including the Series A preferred Stock) or that specifically provide that it ranks junior to any Series A Super Voting Preferred Stock (collectively, with the Common Stock, “Junior Securities”); and (iii) junior to any other class or series of capital stock of the Corporation which specifically provides that it will rank senior in preference or priority to the Series A Super Voting Preferred Stock (“Senior Securities”), in each case as to distribution of any asset or property of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as “Distributions”).

3. Voting Rights.  Except as otherwise provided herein or by law and in addition to any right to vote as a separate class of Preferred Stock provided by law, the holder of the Series A Super Voting Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as Series A Super Voting Preferred Stock is issued and outstanding, the holders of Series A Super Voting Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series A Super Voting Preferred Stock being entitled to 51% of the total votes on all such matters regardless of the actual number of shares of Series A Super Voting Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

4. Covenants. The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series A Super Voting Preferred Stock so as to adversely affect the Series A Super Voting Preferred Stock, without the written consent of the Holder.

5. Dividends.  The Holder of the Series A Super Voting Preferred Stock will not be entitled to participate with the holders of Common Stock in any dividends.

6. Severability.  If any right, preference or limitation of the Series A Super Voting Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

7. Amendment and Waiver.  This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Super Voting Preferred Stock so as to affect them materially and adversely without the consent of the Holder.  Subject to the preceding sentence, any amendment, modification or waiver of any of the terms or provisions of the Series A Super Voting Preferred Stock shall be binding upon the Holder.

8. Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Super Voting Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

9. Notices.  Any notice required by the provisions of this Certificate of Designation shall be given in accordance with the terms of the Credit Agreement.

10. Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), but not including the Subscription Agreement, whose terms, conditions and remedies shall not be a part of the rights of the Holder as holder of Series A Super Voting Preferred Stock. No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to the Holder of Series A Super Voting Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder of the Series A Super Voting Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder of the Series A Super Voting Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by Taliesin Durant, Chief Legal Officer, this 18th day of February, 2025.

By:	/s/ Taliesin Durant
Name:	Taliesin Durant
Title:	Chief Legal Officer

3